Filed Pursuant to Rule 424(b)(3)

Registration No. 333-280368

NUVEEN GLOBAL CITIES REIT, INC.

SUPPLEMENT NO. 8 DATED APRIL 4, 2025

TO THE PROSPECTUS DATED APRIL 11, 2024

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Nuveen Global Cities REIT, Inc., dated April 11, 2024 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to update the “Management” section of the Prospectus.

Management

On March 31, 2025, G. Christopher McGibbon notified our board of directors of his resignation from his position as Co-President in connection with his upcoming retirement from Nuveen Real Estate.

Following Mr. McGibbon’s resignation, Chad W. Phillips was appointed to serve as our Co-President. In addition, Halley S. Cunn was appointed to serve as our Vice President.

The biographical information with respect to each newly appointed officer is set forth below.

Chad W. Phillips, age 46, has served as our Co-President since April 2025. Mr. Phillips also serves as Global Head of Nuveen Real Estate where he is responsible for over $140 billion of commercial real estate equity and debt investments extending across 22 countries globally, a position he has held since April 2025. He also chairs Nuveen Real Estate’s Global Executive Leadership Team, which oversees the platform’s strategic initiatives. Prior to his current role, from January 2020 to April 2025, Mr. Phillips oversaw the overall strategy, performance and day-to-day activities of Nuveen Real Estate’s investments and fundraising across several sectors, including workplace, healthcare, retail and mixed-use. Before joining Nuveen Real Estate in March 2019, Mr. Phillips held positions at Guggenheim Real Estate and Banc of America Securities. Mr. Phillips holds a B.A. from Davidson College and a Master’s in Real Estate from Georgetown University.

Halley S. Cunn, age 33, has served as our Vice President since April 2025. Since November 2022, Ms. Cunn has also served as a portfolio manager of Nuveen Real Estate, where she is responsible for portfolio management activity, including acquisitions, asset management, investment allocations, capital raise and due diligence efforts. From August 2021 to November 2022, Ms. Cunn was a member of Nuveen Real Estate’s Strategic Transactions team where she sourced strategic transactions and partnerships for housing investments across the United States. Prior to her tenure at Nuveen Real Estate, Ms. Cunn was a multifamily housing acquisition associate at Aegon Asset Management from June 2018 to August 2021. Ms. Cunn has also held positions with Brixmor Property Group and J.P. Morgan Private Bank. Ms. Cunn holds a dual B.S.B.A. in Finance and International Business from Georgetown University.

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